Exhibit 10.1

                       AGREEMENT

  This Agreement is made this 26th day of September, 1995, by and
between  Inter-Regional   Financial  Group,   Inc.,  a   Delaware
corporation ("IFG"),  and David  A. Smith,  a resident  of  Texas
("Employee").

  Employee has been the President and Chief Executive Officer and a director of Rauscher Pierce Refsnes, Inc. ("Rauscher") and an Executive Vice President and director of IFG. IFG and Employee wish to effect the termination of Employee's officer and director status and his employment at the times and on the terms and conditions set forth herein.

  In consideration of the mutual covenants contained in this Agreement, IFG and Employee hereby agree as follows:

  1.  Resignation.

  (a) Except as otherwise specifically provided herein, Employee hereby resigns all officer, director and other positions with IFG and each of its subsidiaries effective September 30, 1995. Subject to the terms hereof, including the terms of Section 1(c) and Section 3, Employee's employment shall be terminated effective at the close of business on the date (the "Employment Termination Date") which is earliest to occur of: (i) December 31, 1998; (ii) any date as of which Employee elects to terminate his obligations under Section 3(a) as provided therein; (iii) any date as of which Employee becomes employed by another firm or entity and becomes eligible for health and welfare benefits; and
(iv) any date as of which Employee's employment is terminated pursuant to Section 6. IFG and its subsidiaries hereby accept Employee's resignations effective as of such dates and times.

  (b) From October 1, 1995 through December 31, 1995 (or such earlier date as Employee may choose), Employee shall be provided with office space and telephone, secretarial and other support services comparable to what he received prior to September 30, 1995, except that Employee's office assignment shall be dependent upon available space. During the period from October 1, 1995 through December 31, 1995, Employee shall perform such duties as shall be requested or approved by the Chief Executive Officer of IFG.

  (c) From January 1, 1996 (or such earlier date as Employee leaves the Rauscher executive offices), through the Employment Termination Date, Employee shall occupy such office space and receive such telephone, secretarial and other support as he shall arrange. Employee shall be reimbursed for costs incurred therefor through December 31, 1996, in accordance with the provisions of Section 2(e). From January 1, 1996, through the Employment Termination Date, Employee will perform the duties of a retail commissioned salesperson for Rauscher (or such other duties as shall be mutually agreeable to IFG and Employee) and will operate for regulatory purposes as a satellite of another branch office of Rauscher. At all times on or prior to the Employment Termination Date, Employee agrees to abide by all compliance and other policies and procedures of Rauscher and IFG, including all policies relating to approval of outside business activities.

  2. Severance Compensation and Arrangements. As consideration for past services to IFG and its subsidiaries, the noncompetition and other covenants set forth in Section 3 and the release of any and all claims relating to employment as set forth in Section 7, and subject to the terms hereof, IFG agrees as follows:

  (a) IFG will pay to Employee the sum of $16,666.67 per month, for the months of October 1995 through December 31, 1995. Unless otherwise mutually agreed, such amount will be paid in semi-monthly installments in accordance with Rauscher's regular payroll procedures and shall have deducted from it all applicable federal and state withholding taxes, FICA and benefits deductions currently applicable to Employee. In addition, IFG will pay to Employee the lump sum of $400,000 (less the amount Employee previously elected to defer pursuant to the IFG Executive Deferred Compensation Plan) in complete payment of Employee's bonus for the year ended December 31, 1995. Such bonus shall be paid in late January or early February 1996, at substantially the same time as other employee discretionary bonuses for 1995 are paid (but, in any event, no later than February 29, 1996), and shall have deducted from it all applicable federal and state withholding taxes and FICA . Employee shall receive the employer matching contribution on the deferred portion of such bonus in accordance with his previous election pursuant to the IFG Executive Deferred Plan, but shall reimburse IFG for the cost of any contribution related thereto under IFG's Profit Sharing or other benefit plans. Employee agrees to execute a "Termination of Pretax Payroll Deduction" form (SB/PS02) terminating his voluntary participation in IFG's Profit Sharing and Stock Bonus Plans and to return such form immediately to IFG's Benefits Administration Department.

  (b) Subject to the provisions of Sections 2 (c), 3(a) and 6, for the period commencing January 1, 1996, and ending December 31, 1998, IFG will pay to Employee the aggregate sum of $500,000 ($200,000 per year annualized for the first two years and $100,000 per year annualized for the third year), payable in equal monthly installments of $16,666.67 for the first twenty-four months and $8,333.34 for the final twelve months. Such amounts (which shall be characterized as payment for Employee's noncompetition/ nonsolicitation covenant and not as recognized compensation for purposes of IFG's various benefit plans) shall be paid in monthly installments along with, and on substantially the same schedule as, any commissions to be paid Employee as a result of activities contemplated in Section 1(c). All such payments shall have deducted from them all applicable federal and state withholding taxes, FICA and benefits deductions currently applicable to Employee except as otherwise provided herein. In the event of Employee's death prior to the Employment Termination Date, such payments shall continue to be made to the beneficiary designated for Employee in connection with his interest in the IFG Profit Sharing Plan.

  (c) From October 1, 1995 through the Employment Termination Date, Employee will continue to receive coverage under IFG's health insurance plan and basic group life insurance plan at the levels and upon the terms currently being provided to Employee, subject, in each case, to the terms and provisions of such plan. From and after December 31, 1996, Employee shall be required to reimburse IFG for the premiums incurred in providing Employee such benefits. After the Employment Termination Date, Employee shall become eligible to continue his health insurance coverage at his own expense for up to eighteen months under the federal COBRA rules and shall be entitled to any other continuation, conversion or distribution rights then available under the terms of IFG's plans or federal or state laws. Except as otherwise specifically provided herein, Employee agrees to reimburse IFG for all costs incurred in providing any benefits under any employee benefit plans to Employee from October 1, 1995 through the Employment Termination Date. Employee agrees that any costs to be paid or reimbursed to IFG hereunder shall be deducted from the compensation otherwise payable to Employee pursuant to Sections 2(a) and (b) or from any commissions to be paid Employee as a result of activities pursuant to Section 1(c). IFG agrees that Employee's resignations from his director and officer positions effective September 30, 1995, execution of this
Agreement,          including           specifically          the
noncompetition/nonsolicitation covenant contained in Section 3(a)(1), and termination of his employment on the Employment Termination Date shall, as of the Employment Termination Date, constitute an "Approved Retirement" under the terms of IFG's Executive Deferred Compensation Plan and Deferred Compensation Plan for Excess Contributions.

  (d) IFG will pay or reimburse Employee's club membership fees (excluding meals and other use charges) for the balance of 1995 and for the period beginning January 1, 1996 (or such earlier date as Employee leaves the Rauscher executive offices) and ending December 31, 1996, and will transfer at its expense ownership of the corporate membership at Glen Eagles Country Club to Employee (subject to any applicable rules, regulations or restrictions imposed by such club).

  (e) IFG will reimburse Employee an aggregate of up to $60,000 for expenses incurred for the period through December 31, 1996, for office space, telephone, secretarial and clerical services, parking, and outplacement, tax, accounting, financial planning and legal services related to Employee's resignations.

  (f) To the extent permissible under all applicable laws, rules and regulations (including the rules and regulations of any securities exchange or self-regulatory body of which IFG or any of its subsidiaries is a member), as determined in the sole discretion of IFG, IFG agrees to continue to do all things necessary to assist Employee in maintaining the currency of Employee's securities licenses and registrations from October 1, 1995 through the Employment Termination Date.

  (g) IFG agrees that all stock options previously granted to Employee having vesting dates on or before March 1, 1997 are listed in Exhibit A hereto, that the vesting of all such options with original vesting dates occurring after the date of this Agreement has been accelerated and that such options are vested in full as of the date of this Agreement, that the terms of all options listed on Exhibit A have been modified to provide that they expire on March 1, 1996 unless exercised prior to that date by Employee and that Employee may exercise such options, in whole or in part, at any time and from time to time prior to March 1, 1996, at which time any unexercised options will be forfeited.

  3.    Covenants of Employee.

  (a)   Noncompetition/Nonsoliciation.

    (1) "Approved Retirement" Agreement. In order for Employee's resignations pursuant to Section 1 hereof and the execution of this Agreement to constitute an "Approved Retirement" under the terms and conditions of IFG's Executive Deferred Compensation Plan and Deferred Compensation Plan for Excess Contributions, Employee agrees, for the one-year period commencing October 1, 1995 and ending September 30, 1996, to refrain from performing any services for or otherwise participating, directly or indirectly, in the business of any broker/dealer or other entity (other than IFG and its subsidiaries) engaged in any business in which IFG or any IFG Affiliate (as defined in the IFG Executive Deferred Compensation Plan) is engaged in any state in which IFG or any IFG Affiliate has an office.

    (2) Basic Agreement. Except as other wise provided in this Section (2)(a)(2), through the close of business on December 31, 1998, Employee will not, directly or indirectly, without the prior written consent of IFG, (A) accept employment in or otherwise become affiliated or associated any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, independent consultant or otherwise) with any of the firms (or any affiliate of any firm) listed on Exhibit B attached hereto or any other firm or unit within any firm primarily engaging in any general retail or institutional investment banking or securities brokerage or trading business of any type generally engaged in by IFG or its subsidiaries in any state in which Rauscher maintains an office, unless the total revenues derived by such firm or unit, together with all of its affiliates, from such investment banking, securities brokerage or trading business does not exceed $5 million per year, or (B) in any manner assist or encourage any employee or client of IFG or any subsidiary of IFG to leave the firm or to remove, transfer or materially reduce any investment account with IFG or its subsidiaries or open an investment account with any other brokerage firm, or assist any other person in carrying out any activity that would be prohibited hereunder if such activity were carried out by Employee, either directly or indirectly. Ownership by Employee, as a passive investment, of less than 5% of the outstanding shares of stock of any firm (or an affiliate of any firm) listed on Exhibit B shall not constitute a breach of this Section, nor shall acceptance by Employee of employment with a firm primarily engaged in the business of banking, merchant banking, asset management or venture capital, so long as the department or unit of such firm in which Employee is engaged does not derive more that $5 million in revenues per year from investment banking, securities brokerage or trading activities. Notwithstanding the foregoing, Employee shall be entitled to terminate his obligation under this Section (a)(2) for the period beginning January 1, 1998 and ending December 31, 1998 (or any portion thereof) by giving written notice to IFG of his desire to do so, provided, however, that Employee will thereupon forfeit his entitlement to all payments under Section 2(b) of this Agreement payable on or after the date of such written notice. In such event, Employee shall forfeit the $100,000 annualized payment provided in Section 2(b) (or a pro rata portion thereof representing payment for the month in which such written notice is given through December 31, 1998). In addition Employee shall be obligated to pay $100,000 to IFG as consideration for the acceleration of the vesting of options referred to in Section 2(g). Employee agrees that such amount shall be deducted from amounts otherwise required to be distributed to Employee following the Employment Termination Date from the IFG Deferred Compensation Plan for Excess Contributions.

  (b) Cooperation. Employee agrees to cooperate with IFG and its subsidiaries in effecting a smooth transition. Employee further agrees to cooperate with IFG and its subsidiaries to the extent requested or approved by the Chief Executive Officer of IFG in the management and conduct of any litigation, arbitration or agency or other investigation, whether commenced prior to or after the date hereof. After December 31, 1995, IFG agrees to pay Employee a per diem of $1,000 per day for each full day (over 3-1/2 hours) or $500 per day for each half day (3-1/2 hours or less) for time spent by Employee at the request of IFG or its subsidiaries engaged in consulting or other activities with respect to the transition, any special projects mutually agreed to by IFG or its subsidiaries and Employee or participating in any interviews, analysis, file or document review, deposition or testifying at or attending any trial, motion or arbitration hearing or other event in connection with any litigation, arbitration or agency or other investigation. IFG agrees to provide Employee with reasonable advance notice of any such requested activities and will reimburse Employee for reasonable out-of-pocket travel expenses actually incurred in connection therewith.

  4. Additional Agreements of IFG. IFG shall use its best efforts to offer Employee's current secretary, Virginia Morin, another suitable position based on her abilities and tenure with the company. If Ms. Morin is not offered or does not accept another position with IFG or a subsidiary of IFG or resigns or is dismissed on or prior to June 30, 1996 from any position which she accepts, Ms. Morin will be offered severance arrangements no less favorable than those typically offered by IFG or its subsidiaries in the case of a job elimination.

  5. Confidential Information. Employee agrees he will not at any time divulge, furnish or make accessible to anyone any knowledge or information held in confidence by IFG or its subsidiaries which is not in the public domain, including, but not limited to, the identity, financial situation or plans of clients, the functions, responsibilities or production levels of employees, the financial or competitive position, strategies or plans of IFG or its subsidiaries or product or other business information (including technological information) considered proprietary by IFG or its subsidiaries.

  6. Effect of Breach. If IFG believes Employee has breached or violated any material obligation imposed under this Agreement, IFG shall give Employee written notice specifying the breach in reasonable detail. If Employee fails to cure the specified breach within 10 days after Employee received such notice of breach from IFG, IFG shall have the right to terminate this Agreement and all further obligations to Employee hereunder or to those others whose rights may derive from him and to terminate Employee's employment. Provided, that if Employee disagrees with IFG and gives written notice of such disagreement within 10 days after Employee received such notice of breach from IFG, Employee shall have the right to require that the matter be submitted to arbitration within 30 days after the expiration of such 10-day period pursuant to Section 17 hereof. If Employee's employment is terminated pursuant to this Section 6, Employee shall be obligated to pay $100,000 to IFG as consideration for the acceleration of the vesting of options referred to in Section 2(g). Employee agrees that such amount shall be deducted from amounts otherwise required to be distributed to Employee following the Employment Termination Date from the IFG Deferred Compensation Plan for Excess Contributions. Employee acknowledges that it would be difficult to compensate IFG and its subsidiaries for damages for any violation of this Agreement, including without limitation the provisions of Sections 3 and 5. Accordingly Employee specifically agrees that IFG shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of IFG or its subsidiaries to claim and recover damages in addition to injunctive relief.

  7.  Releases and Indemnities.

  (a) Employee, for himself, his heirs, successors and assigns, hereby releases and forever discharges IFG and its affiliates and all directors, officers, agents, employees, successors and assigns of IFG or any of its affiliates from any and all claims, demands, actions, liability, damages or rights of any kind, whether known or unknown, arising out of or resulting from any matter, fact or thing occurring prior to the date of this Agreement, including, without limitation, Employee's employment with IFG and its subsidiaries, the resignation of Employee from his director and officer positions, the termination of his employment and the provisions made herein with respect thereto (but excluding Employee's rights under this Agreement and the various benefit plans of IFG and its subsidiaries, and Employee's rights under the Indemnification Agreement dated June 20, 1987 between Employee and IFG or otherwise with respect to indemnification under the Certificate of Incorporation or Bylaws of IFG and/or its subsidiaries, directors and officers insurance carried by IFG and its subsidiaries and under the laws of the State of Delaware). Employee further agrees that he will not institute nor authorize any other party, either governmental or otherwise, to institute any administrative or legal proceedings against IFG or its affiliates or any directors, officers, agents, employees, successors and assigns of IFG or its affiliates as a result of any claims of any kind or character which Employee might have arising from or related to any matter, fact or thing occurring prior to the date of this Agreement, including, without limitation, Employee's employment with IFG and its subsidiaries, the resignation of Employee from his director and officer positions, the termination of his employment and the provisions made herein with respect thereto.

  (b) IFG, for itself, its successors and assigns, hereby releases and forever discharges Employee from any and all claims, demands, actions, liability, damages or rights of any kind, whether known or unknown, arising out of or resulting from any matter, fact or thing occurring prior to the date of this Agreement, including, without limitation, Employee's employment with IFG and its subsidiaries. IFG further agrees that it will not institute nor authorize any other party, either governmental or otherwise, to institute any administrative or legal proceedings against Employee as a result of any claims of any kind or character which IFG might have arising from or related to any matter, fact or thing occurring prior to the date of this Agreement, including, without limitation, Employee's employment with IFG and its subsidiaries.

  (c) This Agreement is intended to extend to and include, among other things, any claim of discrimination, on the basis of age or otherwise, arising under the Minnesota Human Rights Act, Minn. Stat. Section 363.01 et seq., the Minnesota Age Discrimination Law, Minn. Stat. Section 181.81 et seq., and the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., and any claim arising under the Employee Retirement and Income Security Act, 29 U.S.C. Section 1001 et seq. Employee has been informed of his right to revoke this Agreement insofar as it extends to potential claims under the Age Discrimination Employment Act by informing IFG of his intent to revoke this Agreement within seven (7) calendar days following his execution of this Agreement. Employee has likewise been informed of his right to rescind this release insofar as it relates to potential claims under the Minnesota Human Rights Act by written notice to IFG within fifteen (15) calendar days following the execution of this Agreement. In the event of any such revocation or rescission, IFG will have no obligations whatsoever under this Agreement, and all payments previously made or benefits conferred hereunder shall by returned by Employee to IFG.

  (d) Employee has also been informed that the terms of this Agreement will be open for acceptance and execution by him for a period of twenty-one (21) days during which time he may consider whether to accept this Agreement. No payments or benefits pursuant to this Agreement shall become due until Employee has executed this Agreement.

  8. Successors and Assigns of Employee. Neither this Agreement nor any of the rights, interests or benefits of Employee hereunder shall be assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered by Employee (except on Employee's death or disability), and, to the extent permitted by law, no such rights, interests or benefits shall be subject to attachment, execution or similar process. Any attempted assignment, transfer, pledge, hypothecation, encumbrance or other disposition of this Agreement or of any such rights, interests or benefits, and any such attachment, execution, levy or similar process, shall be null and void and without effect. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs and legatees. If Employee should die and any amount is payable hereunder, such amounts shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there is no such designee, to Employee's estate.

  9. Successors and Assigns of IFG. This Agreement shall inure to the benefit of and be binding upon IFG, its successors and assigns, including without limitation any person, partnership or corporation that may acquire all or substantially all of IFG's assets and business or with or into which IFG be consolidated or merged or which may hold a majority of IFG's capital stock.

  10. Non-Admissions. This Agreement does not constitute and shall not in any way be construed as an admission by IFG that it has acted wrongfully with respect to Employee or any other person, or that Employee has any rights whatsoever against IFG or its subsidiaries, and IFG specifically disclaims any liability to Employee.

  11. Applicable Law.   This  Agreement and all questions arising
in connection therewith shall be governed by the laws of the State of Minnesota.

  12. Severability. To the extent any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance and not in limitation of the foregoing, Employee expressly agrees that should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

  13. Waiver; Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and the Chief Executive Officer of IFG. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

  14. Reasonable Restrictions. Employee acknowledges and agrees that the restrictions imposed in this Agreement are reasonable both as to time and area. Employee further acknowledges and agrees that his compliance with the covenants and restrictions set forth herein are reasonable and necessary for the protection of IFG's and its subsidiaries' future interest in and the value of their respective businesses.

  15. Employee's Acknowledgment. Employee hereby affirms and acknowledges that he has read the foregoing Agreement and that he has been given an opportunity to consult with, and has, in fact, consulted with an attorney prior to signing this Agreement. Employee acknowledges that he has entered into this Agreement freely and voluntarily, having obtained such advice and assistance of legal counsel as he, in his sole discretion, determined to be necessary or prudent.

  16. Notices. Any written notice permitted or required to be given by Employee to IFG under the terms of this Agreement shall be addressed and delivered in person or by first class or certified U.S. mail, overnight delivery service or facsimile to:

  Inter-Regional Financial Group, Inc.
  Attn: Irv Weiser, Chairman, President
  and Chief Executive Officer
  Dain Bosworth Plaza
  60 South Sixth Street
  Minneapolis, MN  55402
  Facsimile:  (612)371-7203

Any written notice permitted or required to be given by IFG to Employee under the terms of this Agreement shall be addressed and delivered in person or by first class or certified U.S. mail, overnight delivery service or facsimile to:

  David A. Smith
  17212 Graystone Drive
  Dallas, Texas  75248
  Facsimile:  (214) 733-0130

  17. Disputes. In the event of a dispute between the parties regarding any matter relating to this Agreement, the parties hereby agree to submit such dispute to binding arbitration. The decision of the arbitrator(s) shall be final and binding on the parties. All disputed matters shall be submitted to arbitration in accordance with the rules of the National Association of Securities Dealers. In connection with any such arbitration proceeding, the parties shall have the same rights of discovery as in a civil proceeding in this state courts of Minnesota, except that the notice requirements shall be reduced to 14 days.

  18. Counterparts. This Agreement may be executed in counterparts with the same effect as if each of the parties had signed the same document. All counterparts shall be construed together and constitute one agreement. A facsimile signature shall be binding upon any party providing the same and any party providing a facsimile signature agrees to provide the original thereof to the other party within a reasonable period of time.


                      INTER-REGIONAL FINANCIAL GROUP, INC.


                      By   Irving Weiser
                           ---------------------
                           Irving Weiser,
                           Chairman, President and
                           Chief Executive Officer

                           David A. Smith
                           ---------------------
                           David A. Smith
                           ("Employee")